Exhibit 99.1

Eagle Bulk Shipping Inc. Reports Second Quarter 2019 Results

STAMFORD, CT, July 29, 2019 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) (“Eagle Bulk” or the “Company”), one of the world’s largest owner-operators within the Supramax / Ultramax segment, today reported financial results for the three and six months ended June 30, 2019.

Highlights for the Quarter:

•	Generated net revenues of $69.4 million, representing a decrease of $5.5 million or 7% compared to the same period in 2018.

◦	TCE Revenue (1) for the quarter equated to $38.9 million, a decrease of 18% year-on-year.

◦	Achieved a TCE (2) of $9,731 for the quarter, a decrease of 15% year-on-year.

•	Realized a net loss of $6.0 million or $0.08 per basic and diluted share, compared to a net income of $3.5 million or $0.05 per basic and diluted share in the second quarter 2018.

•	Adjusted EBITDA(3) of $10.4 million, representing a decrease of $10.8 million or 51% compared to the same period in 2018.

•	Looking ahead into the third quarter of 2019, the Company has attained a TCE of $10,285 with approximately 57% of the available days fixed for the period thus far.

Subsequent Events

•	Issued 5-year Senior Unsecured Convertible Bonds totaling $114.1 million in gross proceeds, including the greenshoe of $14.1 million.

◦	Coupon of 5% and conversion premium of +25% to July 24th 2019 closing price, or $5.61 per share

•
Entered into two agreements to acquire a total of six high-specification SDARI-64 Ultramax vessels (the "Acquisition Vessels") for an aggregate purchase price of approximately $122.0 million, subject to final documentation and customary closing conditions.

◦	Average age of approximately 3.3 years

◦	Four vessels are fitted with Exhaust Gas Cleaning Systems ("scrubbers")

•	Reached an agreement to sell the Kestrel, a 15-year old Supramax, ahead of her statutory drydock for a gross price of $7.3 million.

Gary Vogel, Eagle Bulk's CEO, commented, "Our results for the second quarter are reflective of the challenging freight environment in the first half of the year. Despite the headwinds, we continued to deliver strong TCE outperformance (relative to the the adjusted benchmark Baltic Supramax Index) of nearly $2,000 in the second quarter, marking our tenth consecutive quarter of outperformance.

Our recently announced bond issuance and pending acquisition of six modern Ultramax vessels, four of which will be delivered to us with scrubbers, is an important step for Eagle, as we continue to renew and grow our fleet with larger, more efficient vessels. Coupled with our existing scrubber initiative, we believe these acquisitions increase our leverage to the opportunities IMO 2020 will present."

Fleet Operating Data

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Ownership Days	4,169	4,294	8,329	8,606
Chartered in Days	970	867	2,006	1,811
Available Days	4,971	5,020	10,076	10,182
Operating Days	4,934	4,992	10,004	10,105
Fleet Utilization (%)	99.3%	99.4%	99.3%	99.2%

Fleet Development

Vessels sold

•	Thrasher (53k DWT / 2010-built) for gross proceeds of $10.1 million.

1 TCE revenue is a non-GAAP financial measure. See the reconciliation and table of net revenues to TCE later in this release for more information on non-GAAP measures.
2 TCE is a non-GAAP financial measure. See the reconciliation and the table of net revenues to TCE later in this release for more information on non-GAAP measures.
3 Adjusted EBITDA is a non-GAAP financial measure. See the reconciliation and table of net income/(loss) to EBITDA and Adjusted EBITDA later in this release for more information on non-GAAP financial measures.

Results of Operations for the three and six months ended June 30, 2019 and 2018

For the three months ended June 30, 2019, the Company reported a net loss of $6.0 million, or basic and diluted loss of $0.08 per share. In the comparable quarter of 2018, the Company reported net income of $3.5 million, or basic and diluted income of $0.05 per share.

For the six months ended June 30, 2019, the Company reported a net loss of $6.0 million, or basic and diluted loss of $0.08 per share. In the comparable period of 2018, the Company reported net income of $3.5 million, or basic and diluted income of $0.05 per share.

Net time and voyage charter revenues

Net time and voyage charter revenues for the three months ended June 30, 2019 were $69.4 million compared with $74.9 million recorded in the comparable quarter in 2018.The decrease in revenue was primarily attributable to the decline in the dry bulk market resulting in lower charter rates as well as the decrease in available days. The lower ownership days in the current quarter was due to the sale of vessels Condor and Merlin in the first quarter of 2019 and the Thrasher in the second quarter of 2019, which was offset by an increase in chartered-in days.

Net time and voyage charter revenues for the six months ended June 30, 2019 and 2018 were $146.8 million and $154.3 million, respectively. The decrease in revenue was primarily due to lower charter rates and a decrease in available days due to lower ownership days offset by an increase in chartered-in days.

Voyage expenses

Voyage expenses for the three months ended June 30, 2019 were $20.9 million compared to $17.2 million in the comparable quarter in 2018. The increase was mainly attributable to an increase in bunker prices year over year.

Voyage expenses for the six months ended June 30, 2019 were $46.8 million compared to $39.7 million in the comparable period in 2018. The increase was mainly attributable to an increase in bunker prices year over year.

Vessel expenses

Vessel expenses for the three months ended June 30, 2019 were $20.0 million compared to $20.6 million in the comparable quarter in 2018. The decrease in vessel expenses was attributable to a decrease in ownership days after the sale of vessels Condor and Merlin in the first quarter of 2019 and the vessel Thrasher in the second quarter of 2019 compared to the comparable period in the prior year. The ownership days for the three months ended June 30, 2019 and 2018 were 4,169 and 4,294, respectively.

Average daily vessel operating expenses for our fleet for the three months ended June 30, 2019 and 2018 were $4,787 and $4,792, respectively.

Vessel expenses for the six months ended June 30, 2019 and 2018 were $40.1 million and $41.7 million, respectively. The decrease in vessel expenses is primarily attributable to a decrease in ownership days subsequent to the sale of three vessels during the six months ended June 30, 2019. The ownership days for the six months ended June 30, 2019 and 2018 were 8,329 and 8,606, respectively.

Average daily vessel operating expenses for our fleet for the six months ended June 30, 2019 and 2018 were $4,809 and $4,840, respectively.

Charter hire expenses

Charter hire expenses for the three months ended June 30, 2019 were $11.2 million compared to $10.1 million in the comparable quarter in 2018. The increase in charter hire expenses was principally due to an increase in the number of chartered in vessels on a short-term basis. The total chartered in days for the three months ended June 30, 2019 were 970 compared to 867 for the comparable quarter in the prior year. The Company currently charters-in three Ultramax vessels on long term basis with lease terms ranging from one to three years.

Charter hire expenses for the six months ended June 30, 2019 were $22.7 million compared to $20.4 million in the comparable period in 2018. The increase in charter hire expenses was primarily due to an increase in the number of chartered in vessels. The total chartered in days for the six months ended June 30, 2019 and 2018 were 2,006 and 1,811, respectively.

Depreciation and amortization

Depreciation and amortization expense for the three months ended June 30, 2019 and 2018 was $9.8 million and $9.3 million, respectively. Total depreciation and amortization expense for the three months ended June 30, 2019 includes $8.3 million of vessel and other fixed asset depreciation and $1.5 million relating to the amortization of deferred drydocking costs. Comparable amounts for the three months ended June 30, 2018 were $8.0 million of vessel and other fixed asset depreciation and $1.3 million of amortization of deferred drydocking costs.

Depreciation and amortization expense for the six months ended June 30, 2019 and 2018 was $19.2 million and $18.5 million, respectively. Total depreciation and amortization expense for the six months ended June 30, 2019 includes $16.4 million of vessel and other fixed asset depreciation and $2.7 million relating to the amortization of deferred drydocking costs. Comparable amounts for the six months ended June 30, 2018 were $16.0 million of vessel and other fixed asset depreciation and $2.5 million of amortization of deferred drydocking costs.

General and administrative expenses

General and administrative expenses for the three months ended June 30, 2019 and 2018 were $8.0 million and $8.9 million, respectively. General and administrative expenses included stock-based compensation of $1.2 million and $2.4 million for the three months ended June 30, 2019 and 2018, respectively. The decrease in the general and administrative expenses was mainly due to a decrease in stock-based compensation expense.

General and administrative expenses for the six months ended June 30, 2019 and 2018 were $16.5 million and $18.8 million, respectively. General and administrative expenses included stock-based compensation of $2.7 million and $5.9 million for the six months ended June 30, 2019 and 2018, respectively. The decrease in the general and administrative expenses was mainly due to a decrease in stock-based compensation expense offset by an increase in payroll and office expenses.

Interest expense

Interest expense for the three months ended June 30, 2019 and 2018 was $6.7 million and $6.4 million, respectively. The increase in interest expense is primarily due to an increase in our outstanding debt as a result of the purchase of two new Ultramax vessels, one in the fourth quarter of 2018 and one in the first quarter of 2019.

Interest expense for the six months ended June 30, 2019 and 2018 was $13.5 million and $12.6 million respectively. The increase in interest expense is primarily due to an increase in our outstanding debt as a result of the purchase of two new Ultramax vessels, one in the fourth quarter of 2018 and one in the first quarter of 2019.

Loss on debt extinguishment

On January 25, 2019, the Company repaid the outstanding debt together with accrued interest as on that date under the New First Lien Facility and Original Ultraco Debt Facility and discharged the debt in full from the proceeds of the New Ultraco Debt Facility. The Company accounted for the above transaction as a debt extinguishment. As a result, the Company recognized $2.3 million, representing the outstanding balance of debt issuance costs as a loss on debt extinguishment in the Condensed Consolidated Statement of Operations for the six months ended June 30, 2019.

Liquidity and Capital Resources

Net cash provided by operating activities for the six months ended June 30, 2019 was $8.5 million, compared with $23.6 million in the comparable period in 2018. The cash flows from operating activities decreased over the prior year primarily due to a decrease in the charter hire rates achieved in the current year.

Net cash used in investing activities for the six months ended June 30, 2019 was $18.6 million, compared to $4.9 million in the comparable period in the prior year. The Company purchased one Ultramax vessel for $20.4 million, out of which $2.0 million was paid as an advance as of December 31, 2018 offset by the proceeds from the sale of three vessels for $22.6 million. Additionally, the Company paid $23.9 million for the purchase and installation of scrubbers and ballast water treatment systems on our fleet. The Company also received insurance proceeds of $1.3 million for hull and machinery claims. During 2018, the

Company purchased one Ultramax vessel for $19.3 million and redeemed a short-term certificate of deposit amounting to $4.5 million. The Company sold the vessel Avocet in the second quarter of 2018 for net proceeds of $9.7 million after brokerage commission and selling expenses. The Company also received insurance proceeds of $1.2 million for hull and machinery claims .

Net cash used in financing activities for the six months ended June 30, 2019 was $2.5 million compared with net cash provided by financing activities of $2.0 million in the comparable period in 2018. On January 25, 2019, the Company completed a debt refinancing transaction by entering into new term and revolver loan facilities under the New Ultraco Debt Facility of up to $208.4 million and repaid all outstanding debt under the Original Ultraco Debt Facility and New First Lien Facility of $82.6 million and $65.0 million, respectively. The Company paid $3.2 million as debt issuance costs to the lenders. The Company repaid $4.0 million of the Norwegian Bond Debt and $5.0 million under the New Ultraco Debt Facility in the second quarter of 2019. Additionally, the Company paid $0.9 million towards shares withheld for taxes due to the vesting of restricted shares. For the six months ended June 30, 2018, the Company drew down $8.6 million under the Original Ultraco Debt Facility in connection with the purchase of one Ultramax vessel, offset by repayment of $5.0 million of the revolver loan under the New First Lien Facility. The Company paid $1.2 million of debt issuance costs on the debt facilities and $0.3 million towards shares withheld for taxes due to vesting of restricted shares.

As of June 30, 2019, our cash and cash equivalents balance including restricted cash was $65.5 million compared to a cash, cash equivalents, and restricted cash balance of $78.2 million as of December 31, 2018.

As of June 30, 2019, the total availability under the New Ultraco Debt Facility revolving credit facility is $55.0 million and $15.0 million under the Super Senior Facility.

As of June 30, 2019, the Company’s outstanding debt consisted of the $192.0 million Norwegian Bond and the $148.4 million New Ultraco Debt Facility.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels, which are expected to enhance the revenue earning capabilities and safety of the vessels.

In addition to acquisitions that we may undertake in future periods, the Company's other major capital expenditures include funding the Company's program of regularly scheduled drydocking necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydocking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years for vessels older than 15 years and five years for vessels younger than 15 years. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

Drydocking costs incurred are deferred and amortized to expense on a straight-line basis over the period through the date of the next scheduled drydocking for those vessels. In the six months ended June 30, 2019, four of our vessels completed drydocking and we incurred $4.5 million in drydocking related costs. In the six months ended June 30, 2018, six vessels were drydocked and two vessels were still in drydock and we incurred expenditures of $4.6 million in drydocking related costs.

The following table represents certain information about the estimated costs for anticipated vessel drydockings, Ballast water treatment systems ("BWTS"), and Scrubber installations in the next four quarters, along with the anticipated off-hire days:

		Projected Costs(2) (in millions)
Quarter Ending	Off-hire Days(1)	BWTS	Scrubbers	Drydocks
September 30, 2019	287	$2.1	$32.7	$4.4
December 31, 2019	191	$2.0	$14.1	$3.8
March 31, 2020	31	$1.4	$3.4	$—
June 30, 2020	86	$2.3	$0.7	$3.2

(1) Actual duration of off-hire days will vary based on the condition of the vessel, yard schedules and other factors.
(2) Actual costs will vary based on various factors, including where the drydockings are actually performed.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table summarizes the Company’s selected condensed consolidated financial and other data for the periods indicated below.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Revenues, net	$69,391,315	$74,938,700	$146,780,912	$154,309,309

Voyage expenses	20,907,155	17,204,964	46,813,295	39,719,556
Vessel expenses	19,958,408	20,577,116	40,052,114	41,655,773
Charter hire expenses	11,179,480	10,108,258	22,671,386	20,376,322
Depreciation and amortization	9,761,322	9,272,460	19,168,430	18,548,875
General and administrative expenses	8,040,811	8,895,505	16,450,730	18,809,469
Gain on sale of vessels	(966,802)	(105,073)	(5,073,349)	(105,073)
Total operating expenses	68,880,374	65,953,230	140,082,606	139,004,922
Operating income	510,941	8,985,470	6,698,306	15,304,387
Interest expense	6,733,156	6,387,011	13,495,159	12,648,080
Interest income	(393,164)	(111,952)	(827,482)	(207,228)
Loss on debt extinguishment	—	—	2,268,452	—
Other expense/(income)	163,105	(740,356)	(2,275,150)	(639,977)
Total other expense, net	6,503,097	5,534,703	12,660,979	11,800,875
Net (loss)/income	$(5,992,156)	$3,450,767	$(5,962,673)	$3,503,512

Weighted average shares outstanding:
Basic	71,348,524	70,515,320	71,316,093	70,484,240
Diluted	71,348,524	72,086,980	71,316,093	71,560,775

Per share amounts:
Basic net (loss)/income	$(0.08)	$0.05	$(0.08)	$0.05
Diluted net (loss)/income	$(0.08)	$0.05	$(0.08)	$0.05

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2019	December 31, 2018
ASSETS:
Current assets:
Cash and cash equivalents	$38,598,904	$67,209,753
Accounts receivable, net of a reserve of $1,754,604 and $2,073,616, respectively	17,736,491	19,785,582
Prepaid expenses	3,978,119	4,635,879
Inventories	12,994,459	16,137,785
Vessels held for sale	—	8,458,444
Other current assets	2,435,994	2,246,740
Total current assets	75,743,967	118,474,183
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $135,392,581 and $124,907,998, respectively	678,421,137	682,944,936
Advance for vessel purchase	—	2,040,000
Operating lease right-of-use assets (1)	22,462,057	—
Other fixed assets, net of accumulated depreciation of $655,102 and $547,452, respectively	768,078	692,803
Restricted cash	26,863,979	10,953,885
Deferred drydock costs, net	13,591,833	12,186,356
Deferred financing costs - Super Senior Facility	194,864	285,342
Other assets	45,712,265	18,631,655
Total noncurrent assets	788,014,213	727,734,977
Total assets	$863,758,180	$846,209,160
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,196,328	$14,161,169
Accrued interest	2,759,451	1,735,631
Other accrued liabilities	20,502,093	10,064,017
Fair value of derivatives	65,850	929,313
Current portion of operating lease liabilities (1)	13,994,770	—
Unearned charter hire revenue	2,430,654	6,926,839
Current portion of long-term debt	29,679,587	29,176,230
Total current liabilities	75,628,733	62,993,199
Noncurrent liabilities:
Norwegian Bond Debt, net of debt discount and debt issuance costs	179,151,901	182,469,155
New First Lien Facility, net of debt discount and debt issuance costs	—	48,189,307
Original Ultraco Debt Facility, net of debt discount and debt issuance costs	—	70,924,885
New Ultraco Debt Facility, net of debt issuance costs	123,589,834	—
Operating lease liabilities (1)	9,949,554	—
Other liabilities	—	208,651
Fair value below contract value of time charters acquired	—	1,818,114
Total noncurrent liabilities	312,691,289	303,610,112
Total liabilities	388,320,022	366,603,311
Commitments and contingencies
Stockholders' equity:

Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued as of June 30, 2019 and December 31, 2018	—	—
Common stock, $.01 par value, 700,000,000 shares authorized, 71,348,524 and 71,055,400 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	713,485	710,555
Additional paid-in capital	896,064,585	894,272,533
Accumulated deficit	(421,339,912)	(415,377,239)
Total stockholders' equity	475,438,158	479,605,849
Total liabilities and stockholders' equity	$863,758,180	$846,209,160

(1) We adopted the Financial Accounting Standards Board's ("FASB") Accounting Standards Update ("ASU") 2016-02, Leases (Topic 842) as of January 1, 2019 and recognized operating right-of-use assets related to time charter in contracts over 12 months and the office leases the Company is currently leasing in Stamford, Connecticut and Singapore. The Company recognized operating right-of-use assets of $28.7 million and operating liabilities of $30.5 million as of January 1, 2019, and operating right of use assets of $22.5 million and operating liabilities of $23.9 million as of June 30, 2019.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30, 2019	June 30, 2018
Cash flows from operating activities:
Net (loss)/income	$(5,962,673)	$3,503,512
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation	16,434,358	16,049,334
Amortization of operating lease right-of-use asset	6,242,947	—
Amortization of deferred drydocking costs	2,734,071	2,499,541
Amortization of debt discount and debt issuance costs	1,128,929	970,352
Amortization of fair value below contract value of time charter acquired	—	(340,950)
Loss on debt extinguishment	2,268,452	—
Gain on sale of vessels, net	(5,073,349)	(105,073)
Net unrealized (gain)/loss on fair value of derivatives	(1,951,420)	(234,988)
Stock-based compensation expense	2,672,679	5,920,510
Drydocking expenditures	(4,506,257)	(4,632,000)
Changes in operating assets and liabilities:
Accounts payable	(4,411,836)	652,934
Accounts receivable	747,545	2,968,581
Accrued interest	1,023,820	(57,037)
Inventories	3,143,326	2,201,681
Operating lease liabilities short and long-term	(6,616,844)	—
Other current and non-current assets	885,451	(333,715)
Other accrued liabilities and other liabilities	3,540,177	(3,332,732)
Prepaid expenses	657,760	213,117
Unearned revenue	(4,496,185)	(2,360,838)
Net cash provided by operating activities	8,460,951	23,582,229

Cash flows from investing activities:
Purchase of vessel and vessel improvements	(18,477,740)	—
Proceeds from redemption of short-term investment	—	4,500,000
Proceeds from sale of vessels	22,631,367	9,719,013
Proceeds from hull and machinery insurance claims	1,301,546	1,205,268
Purchase of other fixed assets	(200,959)	(50,933)
Purchase of scrubbers	(23,893,065)	(20,301,806)
Net cash used in investing activities	(18,638,851)	(4,928,458)

Cash flows from financing activities:
Repayment of revolver loan under New First Lien Facility	(5,000,000)	(5,000,000)
Proceeds from the revolver loan under New First Lien Facility	5,000,000	—
Proceeds from Original Ultraco Debt Facility	—	8,600,000
Repayment of Original Ultraco Debt Facility	(82,600,000)	—
Repayment of Norwegian Bond Debt	(4,000,000)	—
Repayment of term loan under New Ultraco Debt Facility	(5,048,671)	—
Proceeds from New Ultraco Debt Facility	153,440,000	—
Repayment of New First Lien Facility - term loan	(60,000,000)
Debt issuance costs paid to lenders on New Ultraco Debt Facility	(3,156,250)	—
Cash used to settle net share equity awards	(877,697)	(255,114)

Cash received from exercise of stock options	—	4,865
Other financing costs	(280,237)	(1,373,449)
Net cash (used)/provided by financing activities	(2,522,855)	1,976,302

Net (decrease)/increase in cash, cash equivalents and restricted cash	(12,700,755)	20,630,073
Cash, cash equivalents and restricted cash at beginning of period	78,163,638	56,325,961
Cash, cash equivalents and restricted cash at end of period	$65,462,883	$76,956,034
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for interest	$11,028,514	$11,734,765
Accruals for Scrubbers and ballast water treatment systems included in Accounts payable and Other accrued liabilities	$8,976,160	$—

Reconciliation of Net income/(loss) to EBITDA and Adjusted EBITDA

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as net income under GAAP adjusted for interest, income taxes, depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. Our Adjusted EBITDA should not be considered an alternative to net income/(loss), operating income/(loss), cash flows provided by/(used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.  Adjusted EBITDA represents EBITDA adjusted to exclude the items which represent certain non-cash, one-time and other items such as vessel impairment, gain /(loss) on sale of vessels, restructuring expenses, loss on debt extinguishment and stock-based compensation expenses that the Company believes are not indicative of the ongoing performance of its core operations. The following table presents a reconciliation of our net income to EBITDA and Adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net income/(loss)	$(5,992,156)	$3,450,767	$(5,962,673)	$3,503,512
Adjustments to reconcile net income/(loss) to EBITDA:
Interest expense	6,733,156	6,387,011	13,495,159	12,648,080
Interest income	(393,164)	(111,952)	(827,482)	(207,228)
Income taxes	—	—	—	—
EBIT	347,836	9,725,826	6,705,004	15,944,364
Depreciation and amortization	9,761,321	9,272,460	19,168,430	18,548,875
EBITDA	10,109,157	18,998,286	25,873,434	34,493,239
Non-cash, one-time and other adjustments to EBITDA(1)	260,408	2,134,051	(132,218)	5,474,487
Adjusted EBITDA	$10,369,565	$21,132,337	$25,741,216	$39,967,726
(1) One-time and other adjustments to EBITDA for the three and six months ended June 30, 2019 includes stock-based compensation, (gain)/loss on sale of vessels and loss on debt extinguishment. One-time and other adjustments to EBITDA for the three and six months ended June 30, 2018 includes stock-based compensation, (gain)/loss on sale of vessels, and amortization of fair value below contract value of time charter acquired.

Reconciliation of net revenues to TCE

Time charter equivalent ("TCE") is a non-GAAP financial measure that is commonly used in the shipping industry primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. The Company defines TCE as shipping revenues less voyage expenses and charter hire expenses, adjusted for the impact of one legacy time charter and realized gains/(losses) on FFAs and bunker swaps, divided by the number of owned available days. TCE provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. The Company's calculation of TCE may not be comparable to that reported by other companies. The Company calculates relative performance by comparing TCE against the Baltic Supramax Index ("BSI") adjusted for commissions and fleet makeup. Owned available days is the number of our ownership days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

The following table presents the reconciliation of revenues, net to TCE:

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Revenues, net	$69,391,315	$74,938,700	$146,780,912	$154,309,309
Less:
Voyage expenses	(20,907,155)	(17,204,964)	(46,813,295)	(39,719,556)
Charter hire expenses	(11,179,480)	(10,108,258)	(22,671,386)	(20,376,322)
Reversal of one legacy time charter	766,934	(404,343)	352,794	(490,830)
Realized gain on FFAs and bunker swaps	861,130	344,522	385,607	461,504
TCE revenue	$38,932,744	$47,565,657	$78,034,632	$94,184,105

Owned available days	4,001	4,153	8,071	8,371
TCE	$9,731	$11,453	$9,669	$11,251

Glossary of Terms:

Ownership days: We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we recorded during a period.

Chartered-in under operating lease days: We define chartered-in under operating lease days as the aggregate number of days in a period during which we chartered-in vessels. Periodically, the Company charters in vessels on a single trip basis.

Available days: We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: We define operating days as the number of available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at high utilization rates.

Definitions of capitalized terms related to our Indebtedness

Norwegian Bond Debt: Norwegian Bond Debt refers to the Senior Secured Bonds issued by Eagle Bulk Shipco LLC, a wholly-owned subsidiary of the Company ("Shipco"), as borrower, certain wholly-owned vessel-owning subsidiaries of Shipco, as guarantors ("Shipco Vessels"), on November 28, 2017 for $200.0 million, pursuant to those certain Bond Terms, dated as of November 22, 2017, by and between Shipco, as issuer, and Nordic Trustee AS, a company existing under the laws of Norway (the “Bond Trustee”). The bonds, currently at $192.0 million, are secured by 24 vessels.

New Ultraco Debt Facility: New Ultraco Debt Facility refers to senior secured credit facility for $208.4 million entered into by Ultraco Shipping LLC ("Ultraco"), a wholly-owned subsidiary of the Company, as the borrower (the "New Ultraco Debt Facility"), with the Company and certain of its indirectly vessel-owning subsidiaries, as guarantors (the “Guarantors”), the lenders party thereto, the swap banks party thereto, ABN AMRO Capital USA LLC ("ABN AMRO"), Credit Agricole Corporate and Investment Bank, Skandinaviska Enskilda Banken AB ( PUBL) and DNB Markets Inc., as mandated lead arrangers and bookrunners, and ABNAMRO, as arranger, security trustee and facility agent. The New Ultraco Debt Facility provides for an aggregate principal amount of $208.4 million, which consists of (i) a term loan facility of $153.4 million and (ii) a revolving credit facility of $55.0 million. As of June 30, 2019, the $55.0 million revolving credit facility remains undrawn and the Company repaid $5.0 million.The New Ultraco Debt Facility is secured by 21 vessels.

New First Lien Facility: New First Lien Facility refers to the credit facility for $65.0 million (term loan and revolver) entered into by and among Eagle Shipping LLC, a wholly-owned subsidiary of the Company ("Eagle Shipping"), as borrower, certain wholly-owned vessel-owning subsidiaries of Eagle Shipping, as guarantors, the lenders thereunder, the swap banks party thereto, ABN AMRO Capital USA LLC, as facility agent and security trustee for the Lenders, ABN AMRO Capital USA LLC, Credit Agricole Corporate and Investment Bank and Skandinaviska Enskilda Banken AB (publ), as mandated lead arrangers, and ABN AMRO Capital USA LLC, as arranger and bookrunner on December 8, 2017. The outstanding debt under the New First Lien Facility was repaid in full in the first quarter of 2019 with proceeds from the New Ultraco Debt Facility.

Original Ultraco Debt Facility: Original Ultraco Debt Facility refers to the credit facility for $82.6 million entered into by and among Eagle Bulk Ultraco LLC, a wholly-owned subsidiary of the Company ("Ultraco"), as borrower, certain wholly-owned vessel-owning subsidiaries of Ultraco, as guarantors, the lenders thereunder, the swap banks party thereto, ABN AMRO Capital USA LLC (“ ABN AMRO”), as facility agent and security trustee for the Ultraco Lenders, ABN AMRO, DVB Bank SE and Skandinaviska Enskilda Banken AB (publ), as mandated lead arrangers, and ABN AMRO, as arranger and bookrunner on June 28, 2017. The proceeds were used to finance the acquisition of nine Ultramax vessels during 2017 and two Ultramax vessels during 2018. The Original Ultraco Debt Facility was repaid in full in the first quarter of 2019 with proceeds from the New Ultraco Debt Facility.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:00 a.m. ET on Tuesday, July 30, 2019, to discuss the second quarter results.

To participate in the teleconference, investors and analysts are invited to call 1 844-282-4411 in the U.S., or 1 512-900-2336 outside of the U.S., and reference participant code 6173884. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call from 11:00 AM ET on July 30, 2019 until 11:00 AM ET on August 8, 2019. To access the replay, call +1 855-859-2056 in the U.S., or +1 404-537-3406 outside of the U.S., and reference passcode 6173884.

 About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. (“Eagle” or the “Company”) is a US-based fully integrated shipowner-operator providing global transportation solutions to a diverse group of customers including miners, producers, traders, and end users. Headquartered in Stamford, Connecticut, with offices in Singapore and Hamburg, Eagle focuses exclusively on the versatile mid-size drybulk vessel segment and owns one of the largest fleets of Supramax/Ultramax vessels in the world. The Company performs all management services in-house (including: strategic, commercial, operational, technical, and administrative) and employs an active management approach to fleet trading with the objective of optimizing revenue performance and maximizing earnings on a risk-managed basis. For further information, please visit our website: www.eagleships.com.

Website Information

We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, filings with the SEC, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

Disclaimer: Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in vessel operating expenses, including drydocking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements, charter contracts, and other agreements on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the SEC.

CONTACT

Company Contact:
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 203-276-8100
Email: investor@eagleships.com

Media:
Rose and Company
Tel. +1 212-359-2228
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Source: Eagle Bulk Shipping Inc.